FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

      Scully                      William                       A.
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       (Last)                      (First)                    (Middle)

    c/o Apollo Real Estate Management II, L.P.
    1301 Avenue of the Americas
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                                  (Street)

      New York                    New York                     10019
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       (City)                      (State)                      (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

      10/8/98
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

      First Union Real Estate Equity and Mortgage Investments
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X__ Form filed by One Reporting Person
    ___  Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

No securities beneficially owned. (1)(2)

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

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2. Date Exercisable and Expiration Date (Month/Day/Year)
    ------------------------                  -------------------------
         Date Exercisable                           Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
   5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)

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   EXPLANATION OF RESPONSES:

1. The Reporting Person's beneficial ownership excludes 2,135,987 shares of Common Stock of First Union Real Estate Equity and Mortgage Investments (the "Issuer") owned by Apollo Real Estate Investment Fund II, L.P. ("AREIFII"). The general partner of AREIFII is Apollo Real Estate Advisors II, L.P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECAII"). Apollo Real Estate Management II, L.P. ("AREMII") is the day-to-day manager of AREIFII. The Reporting Person is a director of the Issuer, an officer of ARECAII and a limited partner of ARE Advisors II and AREMII.

2. The Reporting Person disclaims beneficial ownership of all securities owned by AREIFII and any of its affiliates, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, any such securities for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.


      /s/ William A. Scully                        October 28, 1998
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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